Exhibit 4.17

English Translation of Chinese Original

Equity Transfer Agreement

By and between

PetroChina Company Limited

And

China National Petroleum Corporation

Equity Transfer Agreement

This Equity Transfer Agreement (this “Agreement”) is entered into this 25th day of August, 2011 in Beijing, by and between PetroChina Company Limited (“Party A”), with its registration number being 1000001003252 and registered address being at 16 Andelu, Dongcheng District, Beijing, and China National Petroleum Corporation (“Party B”; Party A and Party B hereinafter each a “Party” and collectively the “Parties”), with its enterprise legal person business license number being 1000001001043 and registered address being at Liupukang, Xicheng District, Beijing.

Whereas,

(i)	Party A is a listed company incorporated on November 5, 1999 under the laws of the People’s Republic of China (the “PRC” or “China”), with its H shares, A shares and ADSs being currently traded on the Stock Exchange of Hong Kong Limited, Shanghai Stock Exchange and the New York Stock Exchange, Inc., respectively. Party B is the controlling shareholder of Party A; and

(ii)	Subject to the terms of this Agreement, Party A agrees to transfer to Party B, and Party B agrees to purchase from Party A, 100% equity interest in PetroChina Northeast Refining & Chemicals Engineering Company Limited.

Party A and Party B hereby reach agreement as follows:

Article 1    Definitions

1.1	For the purposes of this Agreement, unless the context otherwise requires, terms used in this Agreement and the appendices hereto shall have the meanings set forth below:

“Agreement”	refers to this Equity Transfer Agreement entered into by and between the Parties on , 2011;

“Party A”	refers to PetroChina Company Limited and its subsidiaries, branches and other affiliated entities; unless otherwise required by the context, the term “Party A” shall include all the assets and business of Party A ;

“Party B”	refers to China National Petroleum Corporation and its subsidiaries, branches and other affiliated entities; unless otherwise required by the context, the term “Party B” shall include all the assets and business of Party B;

“Target Company”	refers to PetroChina Northeast Refining & Chemicals Engineering Company Limited;

“Equity”	refers to the 100% equity interest in PetroChina Northeast Refining & Chemicals Engineering Company Limited that Party A intends to transfer hereunder, as further set forth in Appendix 2 hereto;

“Closing”	has the meaning set forth in Article 4 below;

“Closing Date”	the date on which the closing of the equity transfer contemplated hereunder shall take place and shall fall within the five business days following the satisfaction or written waiver by both Parties of all the preconditions set forth in Article 5 below;

“Base Date”	refers to April 30, 2011, the base date for the assets appraisal conducted for the purpose of the transfer contemplated hereunder;

“Audit Report”	refers to the audit report (XYZH/2010A6072) dated May 22, 2011 issued by ShineWing Certified Public Accountants for the purpose of the transfer contemplated hereunder; and

“Appraisal Report”	refers to the appraisal report (Zhong Qi Hua Ping Bao Zi [2011] No. 1173) dated May 31, 2011 issued by China Enterprise Appraisals Company Co., Ltd. for the purpose of the transfer contemplated hereunder.

1.2	Unless otherwise specified herein, for the purposes of this Agreement,

(a)	All references herein to a Party shall include the successors thereof;

(b)	All references herein to an Article or Schedule shall refer to an Article of or Schedule to, this Agreement;

(c)	This Agreement shall be construed to refer to this Agreement as may be extended, amended, modified or supplemented from time to time; and

(d)	Headings used herein are for convenience only, and shall not in any way affect the interpretation or performance of this Agreement; and

Article 2    Transfer of the Equity

2.1	Subject to the terms and conditions of this Agreement, Party A shall transfer to Party B, and Party B shall purchase from Party A, the Equity and any and all the rights attached thereto in reliance on Party A’s relevant representations, warranties and undertakings contained herein.

2.2	The Equity is as set forth in further detail in Appendix 2 hereto.

Article 3    Purchase Price

The Parties agree that the price for the transfer of the Equity shall be RMB 281,277,200 (Two Hundred and Eighty-One Million, Two Hundred and Seventy-Seven Thousand, Two Hundred Renminbi Yuan) as determined on the basis of the Appraisal Report of PetroChina Northeast Refining & Chemicals Engineering Company Limited prepared by China Enterprise Appraisals Company Co., Ltd. with April 30, 2011 as the Base Date, which is to be paid by Party B to Party A in a lump sum within 45 days after the Closing Date specified herein. In the event of any changes in the owner’s equity in the Target Company during the period from April 30, 2011 to the Closing Date as shown in the financial statements for that period, such changes shall be vested in Party A, and the aforesaid price of the Equity shall be adjusted accordingly.

Article 4    Closing

4.1	Date of Closing

The closing of the equity transfer contemplated hereunder (the “Closing”) shall take place within five business days following the satisfaction or written waiver by both Parties of all the preconditions set forth in Article 5 herein below.

4.2	At the Closing,

4.2.1	Party A shall deliver to Party B:

(i)	an investment certificate or shareholder register issued by the Target Company evidencing that Party B shall be the shareholder of the Target Company following the completion of the equity transfer contemplated hereunder;

(ii)	all the assets of the Target Company, and any and all the certificates, qualifications, deeds, operating licenses, title documents and other instruments evidencing any and all the title and operating rights to and in all the assets of the Target Company are vested in Party B, including but not limited to, land use certificates, building title certificates, accounting books and records, property insurance policies and receipts for insurance premium payment;

(ii)	any and all the third party consents necessary for Party A’s transfer of the Equity, including but not limited to, letters of consent from relevant creditors and approval of the competent governmental authorities; and

(iii)	any and all the effective contracts, books, certificates, records and other instruments (including financial records) possessed or controlled by Party A in connection with the Equity.

4.2.2	Party A shall allow Party B to exercise the rights in connection with the Equity and effectively take possession of the relevant assets.

4.3	From and after the Closing Date, Party B shall obtain the Equity and exercise and assume the corresponding rights and obligations under applicable laws and regulations as well as the articles of association of the Target Company. As at the Closing Date, Party B shall become the sole owner of the Equity and obtain all the operating rights in and to the relevant assets.

4.4	Unless otherwise specified herein, any and all the profits, interests, creditor’s rights, debts and other rights and obligations generated by the Equity prior to the Closing Date shall be enjoyed and assumed by Party A.

4.5	In case Party A fails to fully comply with Section 4.2 above, Party B may elect to consummate the Closing to the extent practicable without prejudice to any other remedies and rights available to it under this Agreement and otherwise.

Article 5    Closing Conditions

5.1	The Closing of the transfer of the Equity contemplated hereunder shall be subject to the satisfaction of each and all of the following preconditions:

(a)	Party A has obtained the approvals from its internal competent governing bodies and any and all the consents from any other third parties necessary for its transfer of the Equity to Party B;

(b)	Party B has obtained the approvals from its internal competent governing necessary for its purchase of the Equity from Party A;

(c)	Approvals have been obtained from Party B or the complete state-owned assets administrative authorities necessary for the transfer of the Equity by way of agreement as contemplated hereunder;

(d)	The Appraisal Report based on which the price for the transfer of the Equity by way of agreement is determined has been confirmed by the Parties, and has been filed with the competent authorities; and

(d)	Party A’s representations, warranties and undertakings contained herein shall remain true, accurate, complete and effective.

5.2	The Parties shall make all reasonable efforts to ensure that all the conditions set forth in Section 5.1 above will have been satisfied (or waived by both Parties in writing) by August 31, 2011.

5.3	Each Party agrees that where any regulatory authority in any jurisdiction in which its shares are listed and relevant PRC governmental authorities impose certain conditions on the granting of the approval to the transfer of the Equity as contemplated hereunder, the Parties will negotiate corresponding and appropriate amendments to this Agreement and other relevant Closing conditions.

Article 6    Post-execution Obligations of Party A

6.1	Party A shall proactively assist Party B with the registration of the change of business particulars and any other relevant procedures necessary for the transfer of the Equity, including the registration of the change of shareholding and the transfer of assets.

6.2	Party A undertakes that it will use its best efforts to provide Party B with any and all the information and assistance in connection with the operation of the project construction business of the Target Company as reasonably requested by Party B.

6.3	Without the consent of Party B, after the execution of the Agreement, Party A may not make use of or disclose or divulge to any third party any information relating to the business of the Target Company, other than any information that is duly available to the public or is required to be disclosed or revealed by any order of any court having competent jurisdiction or by any requirements of any relevant regulatory authority.

Article 7    Representations, Warranties and Undertakings of Party A

7.1	Party A hereby makes the representations, warranties and undertakings in accordance with the terms set forth under Appendix 1 (hereinafter each a “Warranty”, and collectively the “Warranties”) to Party B, and acknowledges that Party B executes this Agreement in reliance on the Warranties.

7.2	Each Warranty of Party A set forth in Appendix 1 shall be severable and independent, and shall not be limited by any other provisions in this Agreement or any appendix hereto.

7.3	Party A hereby further undertakes to Party B that it will indemnify Party B in full for and against all losses or liabilities, including but not limited to, the decrease of the value of the Equity, resulting from any of Party A’s breach of any Warranties.

7.4	Both before and after the Closing, Party A shall promptly inform Party B in writing upon its being aware of any violation of or any deviation from any Warranties.

Article 8    Representations and Warranties of Party B

Party B hereby represents and warrants to Party A that as of the date of this Agreement and the Closing Date:

8.1	Party B is a state-owned company incorporated and existing under the laws of the PRC and has statutory corporate powers.

8.2	All the necessary internal approvals or authorizations of Party B have been obtained for the execution and performance of this Agreement.

8.3	The execution and performance of this Agreement by Party B do not violate its articles of association or any applicable laws or regulations.

8.4	This Agreement, after taking effect, shall constitute a valid and binding legal document of Party B.

Article 9    Employees

Party B may conduct its employment management at its own discretion for the continuous operation of the Target Company, including employing the former employees engaged by Party A for the operation of the project construction business.

Article 10    Access to Information

From the date of this Agreement, Party A shall furnish, or cause to be furnished to Party B and any persons authorized by Party B, any and all the necessary and reasonable materials relating to the Equity, permit Party B and any persons authorized by Party B to review and to the extent necessary make a copy of, any and all the books, title instruments, contracts, records and any other documents relating to the Equity, and Party A shall proactively cause relevant officers and employees of the Target Company to promptly furnish such materials and explanations with respect thereto to Party B and any persons duly authorized by Party B.

Article 11    Default Liability

In the event that either Party breaches any of its obligations hereunder, the non-breaching Party shall have the right to make a claim against the breaching party for the corresponding default liabilities.

Article 12    Force Majeure

In the event that a Party has been prevented from performing all or any part of its obligations under this Agreement as a result of an event of force majeure or change of circumstance, including earthquake, typhoon, flood, fire, war and governmental interference, such Party shall promptly notify the other Party in writing of the occurrence of such event or change, and shall within seven (7) days as of the occurrence, provide the other Party with the details of such event or change, together with the valid evidence supporting its inability to perform, or the necessity for a postponement of the performance of, all or any part of its obligations hereunder. The Parties shall negotiate for a termination of this Agreement, partial release of the liabilities for failure to perform this Agreement, or postponement of the performance of this Agreement in light of the extent of the effect of such event or change on the performance of this Agreement.

Article 13    Communications

Notices or other communications required to be given by either Party pursuant to this Agreement shall be written in Chinese and sent in person or by registered mail or facsimile to the address/fax number of the other Party set forth below. The date on which a notice shall be deemed duly given shall be determined as follows:

(i)	A notice sent in person shall be deemed duly given on the date of personal delivery;

(ii)	A notice sent by registered mail shall be deemed duly given on the seventh day following the delivery of such notice to the postal service (as indicated by the postmark), excluding public holidays;

(iii)	A notice sent by facsimile shall be deemed duly given upon the completion of transmission; provided, however, that the Party sending the notice shall produce the transmission report printed out by the facsimile machine on which such notice is transmitted in order to prove the successful transmission of such notice to the other Party.

Addresses of the Parties for communication are as follows:

If to Party A:

PetroChina Company Limited

Address: 9 Dongzhimen North Street, Dongcheng District, Beijing

Postal Code: 100007

Fax: 010-6209 4205

If to Party B:

China National Petroleum Corporation

Address: 9 Dongzhimen North Street, Dongcheng District, Beijing

Postal Code: 100007

Fax: 010-6209 4518

Article 14    Governing Law and Dispute Resolution

14.1	This Agreement shall be governed by and construed in accordance with the laws of the PRC.

14.2	Any dispute arising from or in connection with this Agreement shall be settled through friendly consultations between the Parties. Where any dispute fails to be settled through such consultations, either Party A or Party B may refer the same to the Beijing Arbitration Commission for resolution through arbitration in accordance with the then effective rules of arbitration of the Beijing Arbitration Commission. An arbitral award shall be final and binding upon both Parties.

Article 15    Miscellaneous

15.1	Each Party shall in accordance with applicable laws, be solely responsible for its own costs and expenses arising from the transfer of the Equity contemplated hereunder.

15.2	Following the Closing of the transfer of the Equity, Party A shall assist Party B to complete the necessary registration with the competent administration for industry and commerce and the competent tax authority in respect of the change of relevant business particulars.

15.3	In the event that at any time any provision of this Agreement is or becomes illegal or unenforceble in any aspect, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or prejudiced thereby.

15.4	Without the consent of the other Party, neither Party may assign any of its rights or obligations under this Agreement to any third party.

15.5	This Agreement together with any documents referred to herein shall constitute the entire agreement between the Parties hereto. The Parties expressly state that any amendment to this Agreement shall be invalid unless made in writing.

15.6	This Agreement shall be executed in four counterparts with equal force and effect. Each of Party A and Party B shall hold one counterpart, and the remaining two counterparts shall be held by the Target Company for registration of the change of business particulars and the completion of other necessary procedures.

15.7	This Agreement shall take effect upon being executed by the authorized representatives of both Parties and affixed hereunto with the company seals of both Parties on the date first above written.

Party A

PetroChina Company Limited

/s/

Authorized representative:

Party B:

China National Petroleum Corporation

/s/

Authorized representative:

Appendix 1    Further Representations, Warranties and Undertakings of Party A

Party A represents, warrants and undertakes to Party B that unless otherwise specified, as of the Closing Date:

1.	Corporate Matters

1.1	Party A is a company limited by shares duly incorporated and validly existing under the laws of the PRC and has full and legal rights to own its assets and operate its business.

1.2	All the business license, articles of association and other documents and materials of the Target Company provided to Party B are accurate and complete, and for any of the foregoing provided in photocopy, the photocopy conforms to the original.

1.3	Party A has all necessary power and authority to execute this Agreement and perform its obligations hereunder.

1.4	This Agreement and any other document executed by Party A pursuant to this Agreement shall constitute the valid and binding obligations of Party A, enforceable in accordance with their respective terms.

2.	Approvals

2.1	The transfer of the Equity from Party A to Party B shall be conducted in accordance with the laws and regulations of the PRC.

2.2	At the Closing Date, all governmental approvals required for the transfer of the Equity, including but not limited to, the required approvals for the change of land use rights certificates and title certificates, shall have been obtained, and Party A has not received any written or oral notice that any such approval has been revoked.

2.3	The execution and performance of this Agreement have been authorized by all the necessary corporate actions of Party A.

2.4	The execution and performance of this Agreement do not violate any applicable laws or regulations.

3.	Ownership and Conditions of Assets

3.1	Except as otherwise indicated, the Equity is not subject to any encumbrance of any form. In the event of any legal proceedings or disputes in respect of any guarantees or any other issue existing prior to the Closing Date, such proceedings or disputes shall be the responsibility of Party A.

3.2	Party A shall have full ownership and/or use right to the Equity, and there is not any stipulation requiring the transfer to any third party of the entire or any part of the Equity.

3.3	The construction and operation of the principal assets of the Target Company have been approved by the competent PRC authorities and do not violate any law or regulation of the PRC.

3.4	Party A has at all times, been operating its business in compliance with applicable laws and regulations of the PRC.

3.5	The machines and equipment, buildings and other overground and underground structures of the Target Company are in good conditions and fit for their intended purposes on the whole.

3.6	With respect to the battery limits of or access ways to any land, buildings and other structures, there does not exist any material title dispute with any adjacent property owners or any competent authorities of state-owned land resources.

3.7	There does not exist any material interruption in the supply of public utilities such as the water supply, drainage, electricity supply or gas supply in the relevant buildings or other overground and underground structures.

3.8	Other than those disclosed to Party B, Party A holds good and transferable title and/or use right to all the land, buildings and other structures relating to the Target Company, and is the legal and de facto owner of the same under applicable laws and regulations.

4.	Continuous Operations

To the knowledge of Party A, there has never been/is not any circumstance which may materially affect the continuous operation of the Target Company after the Closing.

5.	Infringement Liabilities

The Target Company does not have any material infringement liability that may affect the operation of the Target Company arising from the infringement or misappropriation of any know-how, lists of customers or suppliers, trade secrets, proprietary technology, patents or any other confidential data of any third party.

6.	Environmental Protection Compliance

In the course of the operation of the Target Company, Party A has always been in full compliance with any and all applicable laws and regulations regarding environmental protection (“Environmental-protection Laws and Regulations”), and has never been subject to any governmental penalty for the violation of any Environmental-protection Laws and Regulations. Party A has sufficient resources and facilities, and will, at Party B’s request, assist Party B after the Closing, to comply with all the Environmental-protection Laws and Regulations that are currently in effect.

7.	Accuracy of the Information Provided

7.1	All the information contained in this Agreement (including without limitation, those covered in the preamble of) are true and accurate.

7.2	All the information provided by Party A prior to the execution of this Agreement to Party B and its advisors, officers and employees, is and shall remain true and accurate at the time of provision and during the period from the execution of this Agreement to the Closing Date. In addition, there is no such fact or circumstance that may render any of the above information untrue, inaccurate or misleading but has not been disclosed to Party B or its advisors in writing.

8.	Indemnification

8.1	Party A undertakes Party B that it will indemnify Party B against any claims suffered or incurred by Party B resulting from Party A’s breach of any provision of this Agreement, including without limitation, Article 7 of this Agreement and “Further Representations, Warranties and Undertakings of Party A” as set forth in Appendix 1.

Appendix 2    Scope of Equity Transfer

The equity transfer contemplated hereunder covers 100% equity interest in PetroChina Northeast Refining & Chemicals Engineering Company Limited, including without limitation:

1.	all the land use rights, buildings and other structures, cash, bank deposits and accounts, inventory, receivables, machinery, equipments and ancillary devices and facilities of the Target Company;

2.	the rights and obligations under the relevant contracts and agreements (including any amendments and supplements thereto), including title to buildings and guarantees with respect to such contracts and agreements;

3.	to the extent of being transferable under applicable laws, all the rights and interests to and in any and all the permits, qualifications, licenses, approval certificates, certificates, power of attorney, and any other similar documents relating to the equity transfer contemplated hereunder;

4.	claims, set-off rights or any other similar rights against any third party, in each case, relating to or arising from the equity transfer contemplated hereunder;

5.	to the extent related to the equity transfer contemplated hereunder, business records, accounting records, operating records, operating data, operating statistical data, manuals, maintenance handbooks, training handbooks and relevant technical records, technical documentation, technical data, technical drawings, technical handbooks, technical books, project research and development records and any other know-how, whether saved in writing, computer, or any other media, as well as owned patents, proprietary technology, software and process packages;

6.	any other assets set forth in the Appraisal Report. The Parties agree that where they have any disagreement on the understanding of the assets set forth in this schedule, the contents of the Appraisal Report (Zhong Qi Hua Ping Bao Zi [2011] No. 1173 shall prevail.